EXHIBIT 10.2

AMENDMENT NO. 5 AND LIMITED WAIVER
TO NOTE AND WARRANT PURCHASE AGREEMENT

This Amendment No. 5 and Limited Waiver to Note and Warrant Purchase Agreement (the "Amendment"), dated as of October 18, 2010 is between AE BIOFUELS, INC., a Nevada corporation (the “Company”) and THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent (“Agent”).

RECITALS

A. The Company, Agent and the Purchasers named therein entered into a certain Note and Warrant Purchase Agreement, dated as of May 16, 2008 (the “Original Agreement”), as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated as of May 28, 2008 between the Company and Agent, and as further amended by that certain Amendment No. 2 and Limited Waiver to Note and Warrant Purchase Agreement, dated as of July 23, 2008 between the Company and Agent and an Amendment No. 4 and Limited Waiver to Note and Warrant Purchase Agreement, dated as of December 10, 2009 between the Company and Agent (as the same may be further amended, restated, supplemented, revised or replaced from time to time, the “Agreement”).  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B. The Company executed an Amendment No. 3 and Limited Waiver to Note and Warrant Purchase Agreement dated March 31, 2009; however, the Company failed to satisfy the conditions precedent to the effectiveness of such amendment and such amendment is hereby deemed null and void.

C. The Company has requested and the Agent and Purchasers have agreed to, among other things, extend the maturity date for the Note and waive certain Events of Default which have occurred and are continuing, but only to the extent and subject to the limitations set forth in this Amendment and without prejudice to the rights of Agent or any Purchasers.

AGREEMENT

SECTION 1.  Reaffirmation of Indebtedness.  The Company hereby confirms that as of the date of this Amendment the outstanding principal balance of the Notes and all accrued and unpaid interest thereon is $7,392,956.40.

SECTION 2.  Amendments.  As of the date hereof, the following sections of the Agreement shall be and hereby are amended as follows:

(A)  Recitals Part of Agreement.  The foregoing recitals are hereby incorporated into and made a part of this Agreement, including all defined terms referenced therein.

(B)  Section  1.1(Definitions).  Section 1.1 of the Agreement is hereby amended by inserting the defined terms “Pledge Agreements” and “Property” in their appropriate alphabetical order as follows:

“Pledge Agreements” mean the Pledge Agreements executed and delivered by each of the Company and International Biofuels, Ltd. in favor of Agent, as the same may be amended, restated or modified from time to time.

“Property” means all types of real, personal or mixed property and all types of tangible or intangible property.

(C)  Section  1.1(Definitions).  Section 1.1 of the Agreement is hereby amended by deleting the defined term “Significant Affiliates” in its entirety and amended by inserting the following in its place:

“Significant Affiliates” mean, collectively, Biofuels Marketing, Inc., a Delaware corporation; International Biodiesel, Inc., a Nevada corporation; International Biofuels, Ltd., a Mauritius entity; Universal Biofuels Private, Ltd., an Indian entity; AE Biofuels Americas, Inc., a Delaware corporation; AE Biofuels Technologies, Inc., a Delaware corporation; AE Advanced Fuels, Inc., a Delaware corporation; AE Advanced Fuels Keyes, Inc., a Delaware corporation; American Ethanol, Inc., a Nevada corporation; Energy Enzymes, Inc., a Delaware corporation; Sutton Ethanol, LLC, a Nebraska limited liability company; and Danville Ethanol, Inc., an Illinois corporation.

(D)  Section 4.3 (Payment at Maturity).  Section 4.3 of the Agreement is deleted in its entirety and amended by inserting the following in its place:

“4.3  Payment at Maturity.  On June 30, 2011 (the “Maturity Date”), the Company will pay the entire then outstanding principal amount of the Notes together with all accrued and unpaid interest thereon; provided, that so long as no Event of Default has occurred and is then continuing, the Company may, in its discretion, extend the Maturity Date on a month-to-month basis upon payment to Agent of a Monthly Extension Fee for any such monthly extension of the Maturity Date after June 30, 2011.  “Monthly Extension Fee” means, for any extension of the Maturity Date after June 30, 2011, a fee due and payable to Agent and deemed fully earned on the 1st day of each month in the amount of $75,000 payable (i) in cash or (ii) in the common stock of the Company.  If the Company elects to pay any Monthly Extension Fee in the common stock of the Company (or any other fee payable under this Agreement), then the number of share of common stock of the Company issued for payment of any such Monthly Extension Fee shall be calculated using the following formula:

# of common share of the Company =         Amount of such fee
                90% of closing price of common stock of the Company

Notwithstanding the foregoing, the Company shall not be permitted to elect to pay any such Monthly Extension Fee (or any other fees) in the common stock of the Company if at any time the ownership of Agent and certain Purchasers, in the aggregate, exceeds 15% of the total issued and outstanding shares of common stock of the Company.”

(E)  Section 4.5 (Mandatory Prepayments).  Section 4.5 of the Agreement is deleted in its entirety and amended by inserting the following in its place:

“4.5  Mandatory Prepayments.

(i)  On the Maturity Date, upon a Change of Control, upon the occurrence and during the continuation beyond all applicable grace or cure periods of an Event of Default (as hereinafter defined), or if the Company or any of its Subsidiaries or Affiliates consummates project financing through or by means of the United States Citizenship and Immigration Service EB-5 Program (the “Program”) of up to $30,000,000 or more (subject to project or Program restrictions), then the Company shall (a) prepay all of the Notes for an amount equal to the then outstanding principal balance plus all accrued but unpaid interest thereon, and (b) pay in full all of the other obligations owing to Agent and Purchaser under or in connection with this Agreement, which amount shall be calculated on the date of prepayment and be payable in cash on demand in immediately available funds on such date.

(ii)  In addition to the foregoing,

(A)  if the Company, whether in a single transaction or a series of transactions: (a) sells or transfers any Property (other than as permitted under Section 5.3 of this Agreement), including, without limitation, the real estate located in the County of Vermilion, State of Illinois; (b) incurs any Indebtedness other than Permitted Indebtedness; (c) sells or issues any Capital Stock; or (d) receives any property damage insurance award or any other insurance proceeds of any kind, including, without limitation, proceeds from any life insurance or business interruption insurance (unless reinvested in productive assets of a kind then used or usable in the Company’s business, and, within one hundred eighty (180) days after such occurrence, enters into a binding commitment to make such reinvestment (which reinvestment shall be made within two hundred seventy (270) days after such occurrence); the Company shall apply, or cause to be applied, one hundred percent (100%) of the net proceeds thereof to the prepayment of the Notes for an amount equal to the then outstanding principal balance plus all accrued but unpaid interest thereon and all other obligations owing to Agent and Purchaser under or in connection with this Agreement, which amount shall be calculated on the date of prepayment and be payable in cash on demand in immediately available funds on such date; or

(B)  the Company consummate an equity financing pursuant to which it sells common or preferred shares resulting in net proceeds to the Company of not less than $5,000,000 at any one time or in any 12 month period, and with the principal purpose of raising capital (a “Qualified Equity Financing”), then the Company shall prepay the Notes in an amount not less than forty percent (40%) of the net proceeds of any such Qualified Equity Financing.

Notwithstanding anything to the contrary contained herein, all prepayments pursuant to this Section 4.5 shall be applied in the following order of priority to the payment of: (i) all then unpaid fees and expenses of Agent and Purchasers under the Notes and other Transaction Documents other than those added to the principal of the Note pursuant to this Amendment; (ii) accrued and unpaid interest on the Notes (in such order as Agent shall determine in its sole discretion); and (iii) the unpaid principal balance of the Notes.”

(F)  Section 5 (Covenants).  Section 5.4(iii) of the Agreement is hereby deleted in its entirety and amended by inserting the following in its place:

“(iii)  (x) permit any Liens on any Collateral other than Liens in favor of Agent, for the benefit of Purchaser, and Permitted Liens or (y) permit any pledge, transfer or assignment of any rights or interests in or to (or permit International Biofuels, Ltd. to pledge, transfer or otherwise assign any rights or interests in or to) any of the shares or other equity interests owned by the Company or International Biofuels, Ltd. in any Subsidiary of the Company or any Subsidiary of International Biofuels, Ltd. other than pledges, transfers or assignments in favor of Agent, for the benefit of the Purchasers.”

(G)  Section 7.1 (Events of Default).  Section 7.1(ix) of the Agreement is hereby deleted in its entirety and replaced with the following:

(ix)  any of this Agreement, the Note, the Warrants, the Pledge Agreements, the McAfee Capital Guaranty, the Security Agreements, the Mortgages or any other Transaction Documents shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction or there shall occur any default or event of default under any of the Transaction Documents;”

(H)  Section 7.1 (Events of Default).  Section 7.1 of the Agreement is hereby amended by inserting the following Section 7.1(xi) after Section 7.1(x) as follows:

“(xi) any default or event of default beyond all applicable grace or cure periods shall occur under the Note Purchase Agreement dated October 18, 2010 among AE Advanced Fuels Keyes, Inc., a Delaware corporation, Agent and the purchasers from time to time a party thereto, as the same may be amended, restated or modified from time to time.”

(I)  Section 8.13 (Notices).  Section 8.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“8.13  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) sent to the recipient by reputable overnight courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (iv) sent via facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.  Such notices, demands and other communications shall be sent to Agent and to the Company at the address indicated below:

To the Company:	AE Biofuels, Inc. 20400 Stevens Creek Boulevard, Suite 700 Cupertino, California 95014 Attention: Mr. Eric A. McAfee, Chairman and Chief Executive Officer

To Agent:	Third Eye Capital Corporation Brookfield Place, TD Canada Trust Tower 161 Bay Street, Suite 3820 Toronto, Canada ON M5J 2S1 Attention: Mr. Arif N. Bhalwani, Managing Director

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.”

SECTION 3.  Conditions to Effectiveness.  This Amendment, and the consents and amendments contained herein, shall be effective only upon and subject to satisfaction of the following conditions precedent (the date of satisfaction of all such conditions being referred to herein as the “Effective Date”):

(A)  Agent shall have received and accepted an original of this Amendment duly executed by the parties hereto.

(B)  Agent shall have received a payment to be applied by Agent to the Obligations in the amount of $850,000.

(C)  Agent shall have received an extension and amendment fee of $500,000, payable at the Company’s option (i) in cash, (ii) in the common stock of the Company or (iii) capitalized and added to the outstanding principal balance of the Notes, which fee shall be deemed fully earned and nonrefundable on the date of this Amendment. For the avoidance of doubt, if the Company elects to pay such extension fee in the common stock of the Company, then the number of share of common stock of the Company issued for payment of such extension fee shall be calculated using the following formula:

# of common share of the Company =         Amount of such fee
                90% of closing price of common stock of the Company
Notwithstanding the foregoing, the Company shall not be permitted to elect to pay such extension fee in the common stock of the Company if at any time the ownership of Agent and certain Purchasers, in the aggregate, exceeds 15% of the total issued and outstanding shares of common stock of the Company.

(C)  Agent shall have received an original duly executed Note Purchase Agreement with AE Advanced Fuels Keyes, Inc., together with all Transaction Documents defined therein and satisfaction of all conditions precedent thereunder;

(D)  Agent shall have received an original Security Agreement duly executed by the Company granting in favor of Agent a first priority security interest in all assets of the Company;

(E)  Agent shall have received (i) an original Pledge Agreement duly executed by the Company granting in favor of Agent a first priority security interest in all of the Company’s first tier Subsidiaries, together with all original stock certificates evidencing such shares and signed but undated stock powers and (ii) an original Pledge Agreement duly executed by International Biofuels, Ltd. granting in favor of Agent a first priority security interest in the stock of Universal Biofuels Pvt. Ltd., together with all original stock certificates evidencing such shares and signed but undated stock powers;

(F)  Agent shall have received an original Deposit Account Control Agreement duly executed by the Company and the depository institution where the Company’s operating accounts are maintained in form satisfactory to Agent;

(G)  Agent shall have received an original Subordination Agreement duly executed by Laird Q. Cagan in form satisfactory to Agent;

(H)  Agent shall have received originals of such amendments to the Transaction Documents as Agent shall require to provide for the cross-collateralization of the security and guaranties to the AE Advanced Fuels Keyes, Inc. Note Purchase Agreement, in each case in form and substance satisfactory to Agent; and

(I)  Agent shall have received all other approvals, opinions, documents, agreements, instruments, certificates, schedules and materials as Agent may reasonably request.

The Company acknowledges and agrees that the failure to perform, or cause the performance, of the foregoing covenants and agreements will constitute an Event of Default under the Agreement and Agent and Purchasers shall have the right to demand the immediate repayment in full in cash of all outstanding Indebtedness owing to Agent and Purchaser under the Agreement, the Note and the other Transaction Documents.  In consideration of the foregoing and the transactions contemplated by this Amendment, the Company hereby (a) ratifies and confirms all of the obligations and liabilities of the Company owing pursuant to the Agreement and the other Transaction Documents and (b) agrees to pay all costs and expenses of Agent and Purchasers in connection with this Amendment.  Except as expressly set forth herein, (a) the Agreement and the other Transaction Documents remain in full force and effect, (b) this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Agreement or the other Transaction Documents or to be a waiver of any provision or Event of Default under the Agreement or the other Transaction Documents whether arising before or after the date hereof or as a result of the transactions contemplated hereby (except for the specific waiver referenced above), and (c) this Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to Agent and/or Purchasers whether under the Transaction Documents or otherwise.

SECTION 4.  Post Closing Delivery.  Not later than ten (10) Business Days from the Effective Date of this Amendment, the Company shall furnish to the Agent the stamp filed certificate of merger with the Delaware Secretary of State (and such other documents as the Agent shall reasonably request) evidencing that the Company owns 100% of the interests in Energy Enzymes, Inc.

SECTION 5  Limited Waiver.  As of the date hereof, and subject to the conditions precedent in Section 3 above, notwithstanding anything to the contrary in the Agreement or any of the Transaction Documents, Agent and Purchasers agree to hereby waive any breach or violation of the Agreement (and any resulting Event of Default) which have occurred on or prior to the date of this Amendment (the “Existing Events of Default). Except as expressly provided herein, nothing contained herein shall be construed as a waiver by Agent or Purchasers of any covenant or provision of the Agreement, the other Transaction Documents, this Amendment, or of any other contract or instrument among the Company, any of its Subsidiaries, Purchasers and Agent, and the failure of Agent or Purchasers at any time or times hereafter to require strict performance by the Company or any of its Subsidiaries of any provision thereof shall not waive, affect or diminish any right of Agent or Purchasers to thereafter demand strict compliance therewith.  Agent and Purchasers hereby reserve all rights granted under the Agreement, the Transaction Documents, this Amendment and any other contract or instrument among the Company and/or any of its Subsidiaries, Purchasers and Agent.

SECTION 6.   Agreement in Full Force and Effect as Amended.  Except as specifically amended, consented and/or waived hereby, the Agreement and other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or any other Transaction Document or any right, power or remedy of Agent or Purchasers, nor constitute a waiver of any provision of the Agreement or any other Transaction Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Purchasers whether under the Agreement, the other Transaction Documents, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement and/or other Transaction Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement and Transaction Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Transaction Document to the “Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 7.  Representations.  The Company hereby represents and warrants to Agent and Purchasers as of the date of this Amendment and as of the date hereof as follows:  (A) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) the execution, delivery and performance by it of this Amendment and all other Transaction Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its articles of organization, operating agreement, or other organizational documents, or (ii) any applicable law; (C) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Transaction Documents executed and/or delivered in connection herewith by or against it; (D) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (E) this Amendment and all other Transaction Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (F) after giving effect to this Amendment, it is not in default under the Transaction Documents and no Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (G) the representations and warranties contained in the Transaction Documents are true and correct in all material respects as of the date hereof as if then made, except for such representations and warranties limited by their terms to a specific date.

SECTION 8.  Miscellaneous.

(A)  This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(B)  This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified without the written consent of the Company and Agent.  This Amendment shall be considered part of the Agreement and shall be a Transaction Document for all purposes under the Agreement and other Transaction Documents.

(C)  This Amendment, the Agreement and the Transaction Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(D)  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(E)  The Company may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of the Company or any of its Subsidiaries.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Purchasers of the Company’s or any of its Subsidiaries’ duty of performance, including, without limitation, any duties under any account or contract in which Agent or Purchasers have a security interest or lien.  This Amendment shall be binding upon the Company and its respective successors and assigns.

(F)  All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Purchasers shall affect such representations or warranties or the right of Agent or Purchasers to rely upon them.

(G)  THE COMPANY HEREBY ACKNOWLEDGES THAT THE COMPANY’S PAYMENT OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY PURCHASER.  THE COMPANY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH PURCHASER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH THE COMPANY MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER TRANSACTION DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Agent:

Third Eye Capital Corporation

By:	/s/ Arif N. Balwani
Its:	Managing Director

Company:

AE Biofuels, Inc.

By:	/s/ Eric A. McAfee
Its:	Chief Operating Officer

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